nStor Technologies, Inc.
Exhibit 21

Subsidiaries of the Company
and
State of Incorporation or Formation

nStor Corporation, Inc.	Delaware
nStor Technologies, Asia, Inc.	Florida
Stonehouse Technologies, Inc.	Texas